POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Jane E. Trust, Richard F. Sennett, Robert I. Frenkel and George P. Hoyt with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director and/or officer of ClearBridge Energy MLP Opportunity Fund Inc., a registration statement and a proxy statement/prospectus on Form N-14 (including amendments thereto) and all other documents in connection therewith, to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 10th day of July, 2018.

/s/ Jane E. Trust Jane E. Trust	Chairman, President, Chief Executive Officer and Director

/s/ Richard F. Sennett Richard F. Sennett	Principal Financial Officer

/s/ Robert D. Agdern Robert D. Agdern	Director

/s/ Carol L. Colman Carol L. Colman	Director

/s/ Daniel P. Cronin Daniel P. Cronin	Director

/s/ Paolo M. Cucchi Paolo M. Cucchi	Director

/s/ Leslie H. Gelb Leslie H. Gelb	Director

/s/ William R. Hutchinson William R. Hutchinson	Director

/s/ Eileen A. Kamerick Eileen A. Kamerick	Director

/s/ Dr. Riordan Roett Dr. Riordan Roett	Director